Exhibit 11.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use, in the Offering Circular constituting part of the Offering Statement on Form 1-A/A of COMMUNE OMNI FUND, LLC, and in any post-qualification amendment thereto on Form 1-A POS, of our report dated April 15, 2026, on our audit of the consolidated financial statements of COMMUNE OMNI FUND, LLC and Subsidiary as of and for the year ended December 31, 2025.

BROWN ARMSTRONG
ACCOUNTANCY CORPORATION

Bakersfield, California

August 21, 2026